AMENDMENT NO. 1
TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1 TO THE DISTRIBUTION AGREEMENT is made as of February 28, 2014, by and between RYDEX SERIES FUNDS (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and GUGGENHEIM DISTRIBUTORS, LLC, a Kansas limited liability company with its principal place of business at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850 (the “Distributor”).

WHEREAS, the Trust and the Distributor are parties to a Distribution Agreement, dated March 1, 2012, as amended and restated September 1, 2013 (the “Agreement”); and

WHEREAS, the Distributor will be consolidated with and into Guggenheim Funds Distributors, LLC, effective as of March 1, 2014 (the “Consolidation”); and

WHEREAS, the parties desire to amend the Agreement to reflect the change in identity of the Trust’s principal underwriter as a result of the Consolidation.

NOW THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

1.
Effective upon the completion of the Consolidation, on or about March 1, 2014, the Agreement is amended to reflect the change in the identity of the principal underwriter, from Guggenheim Distributors, LLC to Guggenheim Funds Distributors, LLC. All references in the Agreement to Guggenheim Distributors, LLC are updated accordingly.

2.	This Amendment No. 1 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.
Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement, shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

GUGGENHEIM FUNDS DISTRIBUTORS, LLC		RYDEX VARIABLE TRUST
By:	/s/ Amy J. Lee	By:	/s/ Amy J. Lee
Name:	Amy J. Lee	Name:	Amy J. Lee
Title:	Secretary and Vice President	Title:	Secretary and Vice President